Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for First Fiscal Quarter Ended June 30, 2017

CSWC Reports Pre-Tax Net Investment Income of $0.22 Per Share

Dallas, Texas – August 7, 2017  – Capital Southwest Corporation (“Capital Southwest” or the “Company”; Nasdaq: CSWC) today announced its financial results for the first fiscal quarter ended June 30, 2017.

First Quarter Fiscal Year 2018 Financial Highlights

•	Total Investment Portfolio increased to $306.6 million from $286.9 million during the quarter
o	No investments currently on non-accrual
o	Total Credit Portfolio increased to $181.7 million from $167.4 million during the quarter
o	$38.4 million in new credit investments
o	$24.1 million in prepayments and amortization on credit investments
o	Total CSWC investment in I-45 SLF increased to $67.5 million from $63.4 million during the quarter
o	I-45 SLF portfolio increased to $209.9 million from $200.2 million during the quarter
o	$54.7 million in new credit investments
o	$42.9 million in prepayments
o	I-45 SLF portfolio consists of 46 issuers: 93% 1st Lien Debt and 7% 2nd Lien Debt
o	Total Equity Portfolio, excluding investment in I-45 SLF, increased to $57.3 million from $56.0 million during the quarter
o	$1.0 million in new equity investments during the quarter, consisting of co-investments alongside two new credit investments
•	Pre-Tax Net Investment Income of $3.6 million, or $0.22 per weighted average diluted share
o	Grew recurring interest income $0.4 million or $0.03 per share over prior quarter
•	Declared and Paid Quarterly Dividend of $0.21 per share
•	Net Realized and Unrealized Gains on Investments: $2.0 million
•	Total Cash: $12.4 million
•	Total Net Assets: $287.4 million
•	Net Asset Value per Share: $17.96

•	Weighted Average Yield on Debt Investments: 10.5%
•	Weighted Average Yield on all Portfolio Investments: 10.4%

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “This quarter we continued to execute on our strategy of building out a middle market credit portfolio that is well positioned for the late innings of the economic cycle, with our originations concentrated in first lien, floating rate securities. A continuation of the prepayment cycle, driven by the robust credit markets, resulted in heavy prepayments during the quarter in our Upper Middle Market portfolio. We experienced strong origination volume in our core Lower Middle Market platform, further advancing the rotation of our portfolio from syndicated loans in the Upper Middle Market to the Lower Middle Market. Our growing middle market credit portfolio has continued to drive steady increases in both our recurring interest income and quarterly dividend yield. Finally, with the availability on our credit facilities and our low regulatory leverage of only 0.1 to 1, we are in a strong financial position to fund future portfolio growth.”

First Quarter Fiscal Year Portfolio and Investment Activities

During the quarter ended June 30, 2017, the Company originated four new investments and one follow-on investment totaling $38.4 million. New investment transactions which occurred during the quarter ended June 30, 2017 are summarized as follows:

Lighting Retrofit International, $4.8 million add-on to 1st Lien Senior Secured Debt, $0.5 million in Preferred Stock: Lighting Retrofit International is a leading provider of design-build energy efficiency services.

Wastewater Specialties, $11.0 million 1st Lien Senior Secured Debt: Wastewater Specialties is a provider of industrial cleaning services.

RJO Holdings Corp., $7.5 million 1st Lien Senior Secured Debt: RJO Holdings Corp. is an independent Futures Commission Merchant and global broker of agricultural-related transactions.

Tax Advisors Group, $4.6 million Senior Subordinated Debt and $0.5 million in Common Stock: Tax Advisors Group is a provider of Business Personal Property (“BPP”) tax consulting.

AAC Holdings, $9.5 million in 1st Lien Senior Secured Debt: AAC Holdings is a provider of substance abuse treatment services.

During the quarter ended June 30, 2017, the Company received full prepayments on four investments totaling $19.2 million. The Company received a full prepayment on the following investments:

Infogroup, Inc.: Proceeds of $4.9 million, generating an IRR of 11.0%.

LTI Holdings, Inc.:  Proceeds of $7.0 million, resulting in an IRR of 12.9%.

TaxAct, Inc.: Proceeds of $2.4 million, resulting in an IRR of 9.9%.

Imagine! Print Solutions, Inc.: Proceeds of $4.9 million, resulting in an IRR of 9.0%

First Fiscal Quarter 2018 Operating Results

For the quarter ended June 30, 2017, Capital Southwest reported total investment income of $7.7 million, compared to $7.7 million in the prior quarter. Recurring interest income grew by $0.4 million over the prior quarter while one-time prepayment fees decreased $0.4 million compared to the prior quarter.

For the quarter ended June 30, 2017, total operating expenses (excluding tax and interest expense) were $3.4 million, compared to $3.6 million in the prior quarter.  The decrease in operating expenses was due primarily to a decrease in the year-end bonus accrual and legal fees related to corporate matters incurred in the prior quarter.

For the quarter ended June 30, 2017, there was interest expense of $0.7 million, compared to $0.5 million in the prior quarter. The increase in interest expense was due to increased average debt outstanding on the revolving credit facility during the quarter. For the quarter ended June 30, 2017, total pre-tax net investment income was $3.6 million, compared to $3.6 million in the prior quarter.

For the quarter ended June 30, 2017, we incurred tax expense of $0.1 million, compared to $0.3 million in the prior quarter.

During the quarter ended June 30, 2017, Capital Southwest recorded total realized and unrealized gains on investments of $2.0 million, compared to $2.7 million in the prior quarter.  The net increase in net assets resulting from operations was $5.4 million for the quarter, compared to $6.0 million in the prior quarter.

The Company’s net asset value, or NAV, at June 30, 2017 was $17.96 per share, as compared to $17.80 at March 31, 2017.  The increase in NAV from the prior quarter is primarily due to an increase in net realized and unrealized gains in the current quarter.

Liquidity and Capital Resources

At June 30, 2017 Capital Southwest had unrestricted cash and money market balances of approximately $12.4 million and borrowing capacity on our credit facility of $75.0 million.  Regulatory leverage at the end of the quarter was 0.1 to 1.

In August 2016, the Company entered into a credit facility to provide additional liquidity to support its investment and operational activities. The facility includes total commitments of $100.0 million, with an accordion for an additional $50.0 million, from a diversified group of five lenders. The credit facility is scheduled to mature on August 30, 2020. As of June 30,  2017, Capital Southwest had $25.0 million in borrowings outstanding under the credit facility.

Additionally, I-45 SLF has total commitments outstanding of $165.0 million from a diversified group of four lenders on its credit facility, which is scheduled to mature in November 2022. As of June 30, 2017, I-45 SLF had $132.0 million in borrowings outstanding under its credit facility.

Share Repurchase Program

On January 25, 2016, Capital Southwest announced that its Board of Directors authorized the repurchase of up to $10.0 million of its common stock at prices significantly below the Company’s net asset value per share as reported in its most recent financial statements. The Board authorized the plan because it believes that the Company’s common stock may be undervalued from time to time due to market volatility. As of June 30, 2017, no shares have been purchased under the plan.

First Quarter 2018 Earnings Results Conference Call and Webcast

Capital Southwest has scheduled a conference call on Tuesday, August 8, 2017, at 11:00 a.m. Eastern Time to discuss the first quarter 2018 financial results.  You may access the call by dialing 1-866-502-8274 and using the Conference ID 53131500 at least 10 minutes before the call.  The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/m/p/f6zubqe9.

A telephonic replay will be available through August 15, 2017 by dialing 1-855-859-2056 and using the Conference ID 53131500.  An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.

For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended June 30, 2017 to be filed with the Securities and Exchange Commission and Capital Southwest’s First Fiscal Quarter 2018 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest

Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based,  Internally Managed Business Development Company, with approximately $287.4 million in net assets as of June 30, 2017. Capital Southwest is a middle-market lending firm focused on supporting the acquisition and growth of middle market businesses. Capital Southwest makes investments ranging from $5 to $20 million in securities across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements

This press release contains historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets, regulatory changes, tax treatment and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2017 and subsequent filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer

214-884-3829